Exhibit 10.7

(English Translation) Employment Agreement

The contract is entered and signed on March 8, 2007 between China Biologic Products, Inc, a company established in the U.S. with its principal office located at No. 14., Eash Hushan Road, Taian City, Shandong, PRC ("Company") and Stanley Wong, a Hong Kong permanent resident ("Employee").

The Company is willing to employ you with the following terms and conditions:

1.	Commencement date of Employment:	March 8, 2007

2.	Title of Employment:	Chief Executive Officer and to be appointed as senior member of CBP’s subsidiaries.

3.	Place of Employment:	Taian City, Shandong Province, PRC

4.	Duties:

Lead the Company day-to-day operations, handle matters relating to regulators, intermediaries and institutional investors, ensure compliance of Sox requirement in 2007, responsible for capital sourcing and investment, lead and coordinate the decision on funding, operations and management in the company and its subsidiaries, co-ordinate listing work. Assist and ensure subsidiary’s CEO to implement financial and internal controls matter.

5.	Probation period:	One month

6.	Salary Package:

HK$80,000 and RMB20,000 per month on a 13 months basis and will be released in Hong Kong and PRC respectively on the 15th day of each following month. The 13th month salary will be released in January next year on a pro-rata basis if not achieving a complete year of service.

7.	Bonus:	At the discretion of the Board of Directors.

8.	Working hours:	0830 to 1700 Monday to Friday

9.	Paid leave:	18 working days per annum.

10.	Notice of Termination:

During probationary period, either party shall give at least 7 days written notice or a sum in lieu of notice; after probationary period, either party shall give at least one month written notice or a sum in lieu of notice.

11.	Immediate Termination:	In case the Company find out there is integrity problem of the Employee, the Company has the right to terminate this Agreement without notice or payment in lieu of notice.

12.	Tax:	HK and PRC tax are borne by employee. However, if there is any additional tax levied by PRC or U.S. tax authority, this will be borne by the Company.

13.	Other Benefit:	Apart from normal employee benefit, the Company will pay for round trip air ticket to Hong Kong once a month.

14.	Shares/options:	Eligible as declared by BOD

15.	The Contract is signed in two copies and each Party will hold one copy effective from the day of signing by both parties.

Contract signed by
/s/ Zhao Chao Ming	/s/ Stanley Wong
Zhao Chao Ming	Stanley Wong
Director of China Biologic Products, Inc.
Date: March 8, 2007	Date: March 8, 2007